EXHIBIT 99.1

Vsource, Inc. Announces Results for First Quarter Ended April 30, 2002

SAN DIEGO, June 12, 2002--Vsource, Inc. (OTCBB: VSRC), a leader in providing customized business process outsourcing (BPO) services to Fortune 500 and Global 500 companies operating across Asia-Pacific, today announced its financial results for the first quarter ended April 30, 2002 ("Q1 2002").

Revenues for Q1 2002 totaled $7.7 million, a substantial increase over the $13,000 in revenue reported for the same period a year ago. Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") for Q1 2002 totaled $0.8 million, adjusted to exclude non-cash stock compensation charges of $0.5 million. These EBITDA results contrast sharply with a negative adjusted EBITDA of $4.2 million for the quarter ended April 30, 2001 ("Q1 2001").

"We are pleased with our operating performance in the first quarter of the new fiscal year, one in which we achieved our second consecutive quarter of positive operating cash flow," said Phil Kelly, Vsource chief executive officer. "The sustaining and building of existing contracts and customers while simultaneously creating new client relationships is a model that continues to produce results for our organization. Large multinational companies continue to turn to outsourcing across Asia-Pacific as a means to increase their market share while reducing costs and improving operational efficiencies. We believe we have the capabilities and experience to serve these companies and are poised to take full advantage of the region's present and future growth."

Vsource Highlights for the First Quarter Ended April 30, 2002:

  Revenues increased significantly in Q1 2002 to $7.7 million from $13,000 in Q1 2001
  In Q1 2002, Vsource achieved its second consecutive quarter of positive free cash flow. Adjusted EBITDA for the quarter was $0.8 million, compared with a negative adjusted EBITDA of $4.2 million for the same period a year earlier
  Increased financial liquidity from continued positive operating results, increasing net cash at the end of Q1 2002 to $6.2 million from $4.8 million outstanding at the beginning of the period

"This quarter's financial results show proof of further gains in the adoption of our business process outsourcing model among Fortune 500 and Global 500 companies operating across Asia-Pacific," said Dennis Smith, Vsource chief financial officer. "We made excellent progress building out infrastructure in our shared services centers in Malaysia and Japan, thereby allowing us to execute on our existing contracts as well as prepare for the implementation of new contracts about to enter the operational stage."

Vsource will host an earnings webcast today at 2:00 p.m. PDT (5:00 p.m. EDT) to discuss today's announced financial results. Links to access the webcast are available on the Vsource web site at www.vsource.com, CCBN web site as a direct link

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http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=VSRC&script=1020&item_id=ew,639780,1, CCBN's Investor Distribution Network, www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network, including America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

VSOURCE, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data)
	Three months ended April 30
	2002	2001
Revenues	$7,700	$13
Operating expenses:
Cost of revenue (1)	3,548	-
Selling, general & administrative	4,136	695
Research and development	-	1,813
Non-cash compensation expense	513	548
Impairment of long-lived assets	-	2,138
Total expenses	8,197	5,194
Operating income (loss)	(497)	(5,181)
Non-cash beneficial conversion feature (2)	(474)	-
Other interest income (expense)	(167)	35
Net income (loss)	(1,138)	(5,146)
Net income (loss) per common share:
Basic and diluted(3)	($0.03)	($0.28)

Weighted average number of common shares outstanding:
Basic and diluted(3)	34,009	18,357

Earnings before interest, taxes, depreciation & amortization excluding non-cash compensation charges	$779	($4,206)
Adjusted EBITDA margin	10.1%	nm

(1)	Includes proceeds from insurance claim on inventory loss totaling $0.4 million
(2)	Non-cash beneficial conversion charges associated with the issuance of convertible debt
(3)	Excludes common shares outstanding on an "as converted basis" totaling 112 million in aggregate associated with preferred stock, convertible notes, warrants and vested employee options outstanding
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VSOURCE, INC. CONSOLIDATED BALANCE SHEETS (in thousands)
	April 30, 2002	January 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$6,164	$4,814
Accounts receivable	3,026	2,886
Inventory	266	-
Other current assets	1,628	1,507
Total current assets	11,084	9,207
Property and equipment, net	6,489	7,232
Goodwill	-	-
Other assets	-	-
Total assets	$17,573	$16,439
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,101	$1,706
Accrued expenses	4,119	3,610
Advance from customer	1,229	906
Total current liabilities	7,449	6,221
Long term liabilities:
Convertible notes payable	7,547	7,497
Debt discount	(6,808)	(7,232)
Advance from customer	1,800	2,100
Total long term liabilities	2,539	2,365
Commitments and contingencies	-	-
Preferred stock	10,970	11,223
Shareholders deficit	(3,385)	(3,370)
Total liabilities and shareholders' deficit	$17,573	$16,439

ABOUT VSOURCE

Vsource, Inc., based in San Diego, Calif., provides Business Process Outsourcing (BPO) services--Vsource Versatile Solutions™--to Fortune 500 and Global 500 organizations across Asia-Pacific. Vsource Versatile Solutions include Integrated Technical Service Solutions, Payroll and Claims Solutions, Sales Solutions and Vsource Foundation Solutions™--Financial Services, Customer Relationship Management (CRM) and Supply Chain Management (SCM). Vsource operates shared customer services centers (Vsource Customer Centers) in Malaysia and Japan and has offices in the United States, Hong Kong and Singapore. Vsource clients include ABN AMRO, Agilent Technologies, Cosine Communications, EMC, Gateway, Haworth, Network Appliance and other Fortune 500 and Global 500 companies.

For more information, visit the Vsource web site: www.vsource.com.

Vsource is a registered trademark of Vsource, Inc. Vsource Versatile Solutions and Vsource Foundation Solutions are trademarks of Vsource, Inc.

Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.

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Forward Looking Statements

Some of the statements in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance and achievements expressed or implied by these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee that future results, levels of activity, performance or achievements will be attained. Moreover, neither management nor any other person assumes responsibility for the accuracy and completeness of these statements. Readers are encouraged to review Vsource's periodic filings with the Securities Exchange Commission that describe important factors that may impact Vsource's business, results of operations and financial condition. Special attention is directed to the portions of those filings entitled "Risk Factors". Vsource undertakes no obligation to update its forward-looking statements after the date of this release.

Contacts
Paul Lieber or Hilary Kaye
Hilary Kaye Associates
t: 1.714.426.0444
plieber@hkamarcom.com

Dennis M. Smith
Chief Financial Officer
t: 011.852.2259.7883
dennis_smith@vsource.com